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EXHIBIT 4.4

SYSTEMS XCELLENCE INC.
NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual and Special Meeting (the "Meeting") of shareholders of Systems Xcellence Inc. (the "Corporation") will be held at TSX Conference Centre, Gallery Room, Toronto, Ontario, Canada, on Wednesday, the 17th day of May, 2006 at 4:30 p.m. in the afternoon (Toronto time) for the following purposes:

  (a)
  to receive the Annual Report of the Corporation which contains the financial statements of the Corporation for the fiscal year ended December 31, 2005 and the report of the auditors thereon;

  (b)
  to elect directors;

  (c)
  to appoint auditors and to authorize the directors to fix their remuneration;

  (d)
  to consider and, if deemed appropriate, adopt, with or without variation, a special resolution (the full text of which is reproduced as Schedule "A" to the accompanying management information circular) approving an amendment to the Corporation's articles of incorporation, as amended, to consolidate its issued and outstanding common shares on the basis of a ratio within the range of one post-consolidation common share for every three pre-consolidation common shares to one post-consolidation common share for every five pre-consolidation common shares, with the ratio to be selected and implemented by the Corporation's board of directors in its sole discretion, if at all, at any time prior to May 17, 2007 (the "Share Consolidation Resolution"); and

  (e)
  to transact such other business as may properly come before the Meeting or any adjournment thereof.

The directors of the Corporation have fixed the close of business on March 20, 2006 as the record date for the determination of the shareholders of the Corporation entitled to receive notice of the Meeting.

        DATED at Milton, Ontario, as of the 17th day of March, 2006.

BY ORDER OF THE BOARD

Irwin P. Studen, Senior Vice President, Finance & Administration, Chief Financial Officer and Corporate Secretary

Shareholders who are unable to attend the Meeting in person and who wish to ensure that their shares are voted at the Meeting, are requested to date, sign and return in the envelope provided for that purpose, the enclosed form of proxy.

All instruments appointing proxies to be used at the Meeting or at any adjournment thereof must be deposited with the Corporation's registrar and transfer agent, CIBC Mellon Trust Company, at least 48 hours prior to the commencement of the Meeting or any adjournment thereof or with the Chairman of the Meeting prior to the commencement of the Meeting or any adjournment thereof.

SYSTEMS XCELLENCE INC.

MANAGEMENT INFORMATION CIRCULAR

SOLICITATION OF PROXIES

        This Management Information Circular is furnished in connection with the solicitation of proxies by management (the "Management") of Systems Xcellence Inc. (the "Corporation" or "SXC") for use at the Annual Meeting of Shareholders (the "Meeting") of the Corporation to be held on Wednesday, May 17, 2006 at the time and place and for the purposes set forth in the accompanying Notice of Meeting. The information contained herein is given as of the date hereof, except as otherwise noted herein. It is expected that the solicitation of proxies will be primarily by mail. However, proxies may also be solicited by telephone, facsimile or in person by employees of the Corporation. The total cost of the solicitation will be borne by the Corporation.

        The Corporation will pay the reasonable costs incurred by persons who are the registered but not beneficial owners of shares (such as brokers, dealers and other registrants under applicable securities law and nominees and custodians) in sending or delivering copies of the Notice of Meeting, Management Information Circular and form of proxy to the beneficial owners of shares which are registered in the names of such persons. Payments will be made upon receipt of an appropriate invoice. The Corporation will furnish to such persons, upon request to the Secretary of the Corporation, 555 Industrial Drive, Milton, Ontario, L9T 5C2 (Tel. (905) 876-4741) and without additional cost, additional copies of the Notice of Meeting, Management Information Circular, form of proxy and financial statement request form required for this purpose.

PROXIES AND VOTING

        Shareholders who are unable to attend the Meeting in person and who wish to have their shares voted at the Meeting are requested to date, sign and return, in the envelope provided for that purpose, the enclosed form of proxy. Proxies must be deposited (i) with the Corporation's transfer agent and registrar, CIBC Mellon Trust Company, at least 48 hours prior to the commencement of the Meeting or any adjournment thereof, or (ii) with the Chairman of the Meeting prior to the commencement of the Meeting or any adjournment thereof, in order for the shares represented thereby to be voted at the Meeting or any adjournment thereof.

        The shares represented by any proxy in favour of the nominees of Management named therein will be voted for, against or withheld from voting with respect to the matters described herein in accordance with the instructions provided in any such proxy. In the absence of any specification, such proxies will be voted FOR the election of directors, FOR the appointment of auditors and FOR the Share Consolidation Resolution.

        The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments to matters identified in the Notice of Meeting or other matters that may properly come before the Meeting. Management knows of no other matters to come before the Meeting other than matters referred to in the Notice of Meeting. If any matters which are not now known should properly come before the Meeting or if any amendments or variations to the matters referred to in the Notice of Meeting are presented for consideration at the Meeting, the forms of proxy will be voted on such matters, amendments and variations in accordance with the best judgment of the person voting the proxy.

        A shareholder has the right to appoint a person (who need not be a shareholder) as proxy holder to attend and act on his or her behalf at the Meeting other than the representatives of Management designated in the enclosed form of proxy. The shareholder may exercise this right by inserting the name of the nominee in the space provided in the enclosed form of proxy or may complete another appropriate form of proxy, and in each case delivering the completed proxy in the manner set forth above.

NON-REGISTERED HOLDERS

        Only registered holders of common shares of the Corporation or the person(s) they appoint as their proxyholder are permitted to vote at the Meeting. However, in many cases, shares of the Corporation beneficially owned by a holder (a "Non-Registered Holder") are not registered in the name of the holder but are rather registered either (a) in the name of an intermediary (an "Intermediary") that the Non-Registered Holder deals with in respect of the shares or (b) in the name of a clearing agency (such as The Canadian Depository for Securities Limited ("CDS")) of which the Intermediary is a participant (Intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSP's, RRIF's, RESP's and similar plans). In accordance with the requirements of National Instrument 54-101 of the Canadian Securities Administrators, the Corporation has distributed copies of the Notice of Meeting, this Management Information Circular, a form of proxy, the Corporation's Annual Report and a financial statement request form (collectively the "Meeting Materials") to the clearing agencies and Intermediaries for onward distribution to Non-Registered Holders.

        Intermediaries are required to forward the Meeting Materials to Non-Registered Holders unless a Non-Registered Holder has waived the right to receive them. Very often, Intermediaries will use service companies to forward the Meeting Materials to Non-Registered Holders. Generally Non-Registered Holders who have not waived the right to receive Meeting Materials will either:

  (a)
  be given a form of proxy which is not signed by the Intermediary and which, when properly completed and signed by the Non-Registered Holder and returned to the Intermediary or its service company, will constitute voting instructions (often called a "voting instruction form" or a "proxy authorization form") which the Intermediary must follow. Typically, the Non-Registered Holder will also be given a page of instructions which contains a removable label containing a bar code and other information. In order for the form of proxy to be validly constituted, the Non-Registered Holder must remove the label from the instructions and affix it to the form of proxy, properly complete and sign the form of proxy and submit it to the Intermediary or its service company in accordance with the instructions of the Intermediary or its service company; or

  (b)
  less typically, be given a form of proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted as to the number of shares beneficially owned by the Non-Registered Holder but which is otherwise not completed. Because the Intermediary has already signed the form of proxy, this form of proxy is not required to be signed by the Non-Registered Holder when submitting the proxy. In this case, the Non-Registered Holder who wishes to submit a proxy should otherwise properly complete the form of proxy and deliver it to CIBC Mellon Trust Company as provided under "Proxies and Voting" above.

        In either case, the purpose of this procedure is to permit Non-Registered Holders to direct the voting of the shares of the Corporation which they beneficially own. Should a Non-Registered Holder who receives either form of proxy wish to vote at the Meeting in person (or have another person attend and vote on behalf of the Non-Registered Holder), the Non-Registered Holder should strike out the names of the persons named in the proxy and insert the Non-Registered Holder's (or such other persons') name in the blank space provided. In either case, Non-Registered Holders should carefully follow the instructions of their Intermediary, including those regarding when and where the form of proxy is to be delivered.

REVOCATION OF PROXIES

        Any shareholder who has given a proxy may revoke it by depositing an instrument in writing executed by him or her or by his or her attorney authorized in writing at the principal office of the Corporation, 555 Industrial Drive, Milton, Ontario, L9T 5C2, to the attention of the Secretary, on or before the last business day preceding the day of the Meeting or any adjournment thereof or, as to any matter upon which a vote has not already been cast pursuant to the authority conferred by such proxy, with the Chairman of the Meeting on the day of the Meeting or any adjournment thereof, or by any other manner permitted by law.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS THEREOF

        As at the close of business on February 28, 2006, SXC had 67,805,830 common shares ("Common Shares") outstanding. Each holder of Common Shares is entitled to one vote for each Common Share registered in such holder's name as at the close of business on March 20, 2006 (the "record date").

        The directors and senior officers of SXC do not know of any person or company who at the date hereof beneficially owns, directly or indirectly, or exercises control or direction over, more than 10% of the outstanding Common Shares of the Corporation.

ELECTION OF DIRECTORS

        The Articles of the Corporation provide that the Corporation shall have a minimum of three and a maximum of ten directors. The number of directors is currently set at seven. The directors elected at the Meeting will hold office until the close of the next annual meeting or until their successors are elected or appointed, whichever occurs first. The persons named in the form of proxy for use by the shareholders intend to vote for the election of the persons indicated below as directors. Management does not contemplate that any of the proposed nominees will be unable to serve as a director but, if that should occur for any reason prior to the Meeting, the persons named in the enclosed form of proxy will vote for the election of another person or persons in their discretion.

        The following table, the notes thereto and the professional biographies immediately following such table set forth the names and respective municipalities of residence of the persons proposed to be nominated by Management for election as directors, their principal occupations, all positions and offices with the Corporation presently held by them, the date on which they were first elected or appointed as directors (if applicable) and the number of Common Shares of the Corporation beneficially owned or controlled by them:

Name and Municipality of Residence	Principal Occupation	Date First Became a Director	Number of Common Shares beneficially owned or controlled(9)
Kevin R. Brown(5) Potomac, MD	President and CEO, Amisys Synertech Inc.	August 24, 1999	40,000
Terrence C. Burke(3) Easton, MD	Independent Consultant	August 24, 1999	Nil
Michael J. Callaghan(4) Toronto, Ontario Chairman	Managing Director, Private Equity, MDS Capital Corp.	May 27, 1997	Nil
Gordon S. Glenn(7) McKinney, TX	President and Chief Executive Officer of the Corporation	August 24, 1999	641,051
Philip Reddon(1)(8) Burlington, Ontario	Senior Vice President, Investments, Covington Capital Corporation	N/A	Nil
James A. Ryan(2) Caledon East, Ontario	President and CEO, Excapsa Software Inc.	June 21, 2000	24,500
Mark A. Thierer(6) Barrington, IL	President, Physicians Interactive, a division of Allscripts, Inc.	February 14, 2006	Nil

Notes

(1)
To be appointed Chairman of the Audit Committee and member of the Corporate Governance Committee.

(2)
Chairman of the Corporate Governance Committee and member of the Audit Committee.

(3)
Chairman of the Compensation Committee and member of the Nominating Committee.

(4)
Chairman of the Board; member of the Corporate Governance Committee and the Audit Committee.

(5)
Member of the Compensation Committee.

(6)
Chairman of the Nominating Committee and member of the Compensation Committee

(7)
Member of the Nominating Committee

(8)
Mr. Reddon is an officer of Covington Fund II Inc., which manages or advises various funds and which beneficially own 5,325,622 Common Shares of the Corporation.

(9)
Information with respect to the number of Common Shares held by the directors has been provided by such directors.

Kevin R. Brown:

        Mr. Brown has over 25 years of experience in the health care business with a concentration of experience in managed health care. He is currently the President and CEO of Amisys Synertech Inc. ("ASI") a leading provider of software and business process outsourcing services to the health insurance industry. In 2003 Mr. Brown lead the effort to raise venture capital and purchase the two companies that now comprise ASI. Prior to joining ASI, Mr. Brown served as the CEO of Anceta, LLC, a health care data warehouse initiative sponsored by the American Medical Group Association and its large medical group members. Mr. Brown also serves as a director on the board of the Care Source Management Company, an affiliated company of Care Source HMO, the largest Medicaid HMO in Ohio.

        From 1989 to 1999 Mr. Brown served as Chairman, CEO and President of AMISYS Managed Care Systems, Inc. ("AMISYS"). AMISYS is a leading provider of managed health care information systems with a customer base of 110 HMO's and health insurance companies. Mr. Brown grew the business from $1.0 million to $68.0 million in annual revenues, managed the company through a venture capital financed buy out from the parent company in 1994, successfully completed a public offering and a subsequent second offering and then guided the company through a successful acquisition in late 1997. Mr. Brown continued to manage the AMISYS business for a year and a half after the acquisition. Prior to managing AMISYS, Mr. Brown held several management positions in the health care industry including: 4 years as Vice President of the HMO Systems Business for Compucare Inc., 4 years as IS Director at Kaiser Permanente — Mid-Atlantic Region and 3 years as Manager of Membership and Billing at the Harvard Community Health Plan. Prior to entering the health care industry, Mr. Brown served 9 years in administrative and direct service positions in the Child Protective Services Division of the Massachusetts Department of Social Services. Mr. Brown holds a Bachelor of Science degree from City College of New York, class of 1970. Mr Brown has been on the Board of SXC since 1999.

Terrence C. Burke:

        Mr. Burke has extensive experience in the managed care and indemnity insurance industry in the U.S. and for the past several years has been an industry consultant. He was a pioneer in managed care with a long track record of strategically introducing and managing new, innovative and profitable products for the employee benefits and group health industry. He has held executive positions with a number of leading managed care companies, which positions include Senior Executive Vice-President of Metrahealth Corporation, Senior Vice-President, Field Operations, Specialty Companies (including pharmacy management) & Planning and Development of Aetna Corporation and President of CIGNA Health Plans as well as Senior Vice-President, National Operations of Cigna Corporation. Mr. Burke has a B.A. in History from the University of Washington.

        Mr. Burke is a Director of Chinook Wind Development, which serves as a consultant to emerging healthcare companies and a strategic advisor to healthcare organizations. He currently holds directorships with two healthcare-related technology companies. Mr. Burke has served on the boards of several healthcare industry associations, including Federation of American Health Care Systems, Group Health Association of America and the National Association of Employers on Health Care. Mr. Burke brings to the Corporation a wealth of experience and contacts in the managed care and indemnity insurance industry in the U.S.

Michael J. Callaghan:

        Michael Callaghan, B.Comm., M.B.A., C.A., is Managing Director, Private Equity of MDS Capital Corp. ("MDS Capital"), a leading North American venture capital firm. Prior to joining MDS Capital in 1992, he was active in a variety of general management roles and began his career with Ernst & Young. He has a B.Comm from McGill University and a M.B.A. from York University and is a Chartered Accountant. Mr. Callaghan also serves on the boards of Ciphergen Biosystems Inc. and Salu Inc.

Gordon S. Glenn:

        Gordon S. "Stonie" Glenn joined the Corporation in June 1998 as President and Chief Operating Officer and was promoted to Chief Executive Officer on September 1, 1998.

        Prior to joining SXC, Mr. Glenn enjoyed a 24-year career with Computer Data Systems Inc. (CDSI) in Rockville, MD. He served as President and CEO for his last 8 years there during which revenues grew from $66 to $250 million. Under his direction, CDSI was chosen by Forbes Magazine as one of the country's "200 Best Managed Small Companies in the U.S." from 1992 through 1996. Affiliated Computer Services, Inc. of Dallas, Texas subsequently acquired CDSI in 1997 for $373 million.

        A graduate of the University of Kentucky, Mr. Glenn earned his Bachelor of Science degree in Mechanical Engineering. He received a full scholarship from the Union Carbide Corporation and graduated cum laude.

Philip Reddon:

        Philip R. Reddon joined Covington Capital Corporation in August 2002, as Vice President Investments with over 14 years of experience in the financial services industry, the last 12 years of which have been in the private equity field. Mr. Reddon's responsibilities include sourcing and analysis of new investment opportunities for Covington and assisting in the management and monitoring of Covington's existing investments. Mr. Reddon is a member of the senior management group at Covington which has over 70 investee companies and is responsible for management of over $560 million in assets.

        Prior to joining Covington, Mr. Reddon spent six years at Bank of Montreal Capital Corporation as Managing Director for a $400 million private equity fund. He was head of the Technology Investment team, and sat on the investment committee, which was involved in the investment and approval process for over 60 companies. In his role at BMO Capital, he sat on the boards of eight investee companies. Prior to BMO Capital, Mr. Reddon spent six years with the Business Development Bank of Canada holding the positions of Senior Account Manager, Manager Venture Loans and Branch Manager. Mr Reddon represents Covington on the boards of a number of private Covington-backed companies.

James A. Ryan:

        James A. Ryan is currently President and Chief Executive Officer of Excapsa Software Inc. ("Excapsa"), a publicly traded (AIM:XCP) developer of interactive gaming solutions. Prior to joining Excapsa, he was Chief Financial Officer of CryptoLogic, Inc. and before that was Chief Financial Officer and Secretary of Procuron, Inc.. Mr. Ryan has over twenty years experience in senior financial management and business development roles within the high technology sector. He was Chief Financial Officer and Secretary of the Corporation, Vice President of Business Development and CFO of Metcan Information Technologies Limited, and Vice President and CFO of Epson Canada Limited. Mr. Ryan has a B.Admin from Brock University and is a Chartered Accountant.

Mark A. Thierer:

        Mark A. Thierer is currently the President of Physicians Interactive, a division of Allscripts, Inc. (NASDAQ: MDRX), the leading provider of Electronic Health Records, ePrescribing, and information solutions for physicians. Physicians Interactive provides clinical information and education to physicians and patients through on-line, interactive programs. Their client base includes leading pharmaceutical, biotechnology, and medical device companies worldwide.

        Prior to Allscripts, Mr. Thierer spent ten years with CaremarkRx (NYSE: CMX), where he was a corporate officer and key executive in helping to build Caremark into a $30 billion pharmacy benefits manager and specialty pharmacy company. In his most recent capacity, Mr. Thierer served as the Senior Vice President, New Ventures, responsible for architecting Caremark's growth strategy. Prior to that role, Mr. Thierer managed Caremark's retail network operations, trade relations, specialty pharmacy, marketing, field operations, and corporate account functions. Prior to Caremark, Mr. Thierer spent ten years with IBM, managing sales of healthcare information management (HIT) solutions. Mr. Thierer holds a B.S. in Finance and an M.B.A. in Marketing from Nova Southeastern University in Florida. He also holds the designation of CEBS (Certified Employee Benefits Specialist) from The Wharton School.

EXECUTIVE COMPENSATION

        During the fiscal year ended December 31, 2005, the following individuals were executive officers (as defined in applicable securities legislation) of the Corporation: Gordon S. Glenn, President and Chief Executive Officer, Irwin Studen, Senior Vice President, Finance & Administration, Chief Financial Officer and Corporate Secretary, Mike H. Bennof, Senior Vice President, Public Sector and Project Services, Jeff Jensen, Senior Vice President, Client Services and Chief Operating Officer, John Romza, Senior Vice President of Research & Development and Chief Technology Officer and Michael Meyer, Senior Vice-President, Business Development (collectively, the "Named Executive Officers").

        The board of directors of the Corporation (the "Board of Directors") approved a change in the financial year end of the Corporation from February 28 to December 31, effective December 31, 2003. As such, the disclosure with respect to executive compensation for the financial year ended December 31, 2003 is for the ten month period from March 1, 2003 to December 31, 2003.

        The following table sets forth information concerning the total compensation of the Named Executive Officers during the fiscal years ended December 31, 2005, December 31, 2004, and December 31, 2003:

									Long-Term Compensation
			Annual Compensation						Awards		Pay-outs
Name and Current Position
	Fiscal Year		Salary ($)(1)		Bonus ($)(1)		Other Annual Compensation ($)(1),(8)		Securities Under Options Granted (#)	Shares or Units Subject to Resale Restrictions ($)	LTIP Payouts ($)	All Other Compensation ($)

Gordon S. Glenn, President and Chief Executive Officer	2005 2004 2003	(2)	270,500 260,000 207,583		300,000 125,000 250,000	(5) (4) (3)	50,267 35,620 4,648	(6) (6)	500,000 325,000 265,000	nil nil nil	nil nil nil	nil nil nil

Irwin Studen, Senior Vice President, Finance and Chief Financial Officer	2005 2004 2003	(2)	200,000 195,000 158,333		124,000 37,000 75,208	(5) (4) (3)	4,800 4,800 4,000		75,000 75,000 100,000	nil nil nil	nil nil nil	nil nil nil

Mike H. Bennof, Senior Vice President, Public Sector and Project Services	2005 2004 2003	(2)	195,000 188,000 157,666		132,000 34,000 73,937	(5) (4) (3)	5,885 8,665 4,500	(6) (6)	100,000 108,000 100,000	nil nil nil	nil nil nil	nil nil nil

Jeff Jensen, Senior Vice President, Client Services and Chief Operating Officer	2005 2004 2003	(2)	200,000 189,000 151,666		118,000 37,000 75,833	(5) (4) (3)	4,800 4,800 4,000		125,000 110,000 105,000	nil nil nil	nil nil nil	nil nil nil

John Romza, Senior Vice President, Research & Development and Chief Technology Officer	2005 2004 2003	(2)	185,000 175,000 137,500		115,000 30,000 67,031	(5) (4) (3)	4,800 4,800 4,000		135,000 100,000 135,000	nil nil nil	nil nil nil	nil nil nil

Michael Meyer, Senior Vice President, Business Development	2005 2004 2003	(6) (2)	195,000 119,183 n/a	(7)	150,000 25,000 n/a	(5) (4)	4,800 3,200 n/a		150,000 100,000 n/a	nil nil n/a	nil nil n/a	nil nil n/a

(1)
Amounts paid in U.S. dollars.

(2)
For the ten month period beginning from March 1, 2003 through to December 31, 2003.

(3)
Subsequent to December 31, 2003, the Board of Directors approved the payment of cash bonuses to the Named Executive Officers in the aggregate amount of $542,009 in respect of the year ended December 31, 2003 in the amounts set out above.

(4)
Subsequent to December 31, 2004, the Board of Directors approved the payment of cash bonuses to the Named Executive Officers in the aggregate amount of $288,000 in respect of the year ended December 31, 2004 in the amounts set out above.

(5)
Subsequent to December 31, 2005, the Board of Directors approved the payment of cash bonuses to the Named Executive Officers in the aggregate amount of $887,000 in respect of the year ended December 31, 2005 in the amounts set out above Mr. Glenn received an additional amount of $215,000 that will also be accrued and paid in 2006.

(6)
Includes taxable portion of stock options exercised.

(7)
Mr. Meyer commenced employment with the Corporation on April 28, 2004 at an annual salary of $185,000 and was provided an initial grant of 100,000 stock options in connection with his employment.

(8)
Represents annual car allowance, unless otherwise specified.

The Stock Option Plan

        The Corporation has established an incentive stock option plan (the "Option Plan"). The Option Plan was established for the purpose of encouraging officers, employees, directors and service providers of the Corporation to participate in the growth and development of the Corporation. The Option Plan currently provides that there will be a maximum of 11,750,000 Common Shares available for issuance pursuant to the Option Plan and any increase in such maximum number of Common Shares will require approval of the holders of the Common Shares. The aggregate number of Common Shares reserved for issuance to insiders of the Corporation or of any affiliate or subsidiary of the Corporation is not to exceed 10% of the aggregate number of Common Shares outstanding. The aggregate number of Common Shares reserved for issuance to any one person under the Option Plan and any other share compensation arrangement is not to exceed 5% of the aggregate number of the Common Shares outstanding.

        At all times at which the Common Shares are listed and posted for trading on the Toronto Stock Exchange (the "TSX"), the exercise price of the Common Shares granted under the Option Plan will not be less than the market price of the Common Shares on the TSX on the day immediately preceding the date of the grant. Options granted under the Option Plan may not be exercised until the optionee has been employed by the Corporation, has been an officer or director or has provided services to the Corporation for such minimum period as is specified in the option agreement relating to such options, which period shall not be less than three months. The exercise price of an option is determined by the Board of Directors provided that such exercise price may not be less than the closing sale price of the Common Shares on the TSX on the last business day prior to the date of grant. Options granted under the Option Plan will be non-assignable (during the life of the optionee) and will expire no later than ten years after the date of grant.

        The Option Plan is administered by the Compensation Committee of the Board of Directors and, subject to the foregoing limitations, grants under the Option Plan will be at the discretion of such committee. On March 8, 2006, the Board approved an amendment to the Option Plan adding a cashless exercise feature, whereby an optionee may elect to effect a cashless exercise of any or all of such optionee's right under an option. In connection with any such cashless exercise, the full number of common shares issuable shall be considered to have been issued for purpose of the reduction of the number of common shares which may be issued under the Option Plan.

Options Granted During Year Ended December 31, 2005

        The following table sets forth the aggregate number of options to purchase or acquire securities of the Corporation granted to the Corporation's Named Executive Officers during the year ended December 31, 2005:

Name	Date of Option Grants	Number of Shares Subject to Option	% of Total Options Granted in Fiscal Year(3)	Exercise Price Per Option	Market Value of Common Shares on Date of Grant(1)	Expiry Date

Gordon Glenn	March 4, 2005	500,000	25.3%	$1.65	$1.65	Note 2

Irwin Studen	March 4, 2005	75,000	3.8%	$1.65	$1.65	Note 2

Mike Bennof	March 4, 2005	100,000	5.0%	$1.65	$1.65	Note 2

Jeff Jensen	March 4, 2005	125,000	6.3%	$1.65	$1.65	Note 2

John Romza	March 4, 2005	135,000	6.8%	$1.65	$1.65	Note 2

Michael Meyer	March 4, 2005	150,000	7.6%	$1.65	$1.65	Note 2

Total		1,085,000	54.8%

(1)
Market Value refers to the closing price on the TSX on the trading day immediately preceding the date of grant.

(2)
These options vest as to one-third on each of December 31, 2005, December 31, 2006 and December 31, 2007 and are exercisable for a period of 5 years commencing on the vesting date and ending on December 31, 2010, December 31, 2011 and December 31, 2012, respectively.

(3)
There were an aggregate of 1,980,000 options granted during the year ended December 31, 2005.

Options Exercised During Year Ended December 31, 2005

        The following table sets forth information concerning the exercise of options during the fiscal year ended December 31, 2005, and the value at December 31, 2005 of unexercised in-the-money options held by the Named Executive Officers:

Name and Current Position	Securities Acquired on Exercise (#)	Aggregate Intrinsic Value Realized ($)	Unexercised Options at Fiscal Year End (#) Exercisable/ Unexercisable	Intrinsic Value of Unexercised in-the-Money Options at Fiscal Year End ($) Exercisable/ Unexercisable(1)

Gordon S. Glenn	200,000	$284,000	1,471,000 / 441,666	$2,486,167 / $466,333

Irwin Studen	nil	nil	575,000 / 75,000	$1,147,500 / $78,000

Mike H. Bennof	8,333	$7,500	453,668 / 99,999	$800,941 / $103,999

Jeff Jensen	nil	nil	520,000 / 120,000	$997,200 / $125,400

John Romza	nil	nil	516,667 / 123,333	$987,584 / $129,666

Michael Meyer	nil	nil	116,666 / 133,334	$126,333 / $145,567

(1)
Based on the closing price of the Common Shares on the TSX on December 30, 2005 of $2.75 per share.

Employment Agreements

        The Corporation entered into an employment agreement with Gordon S. Glenn, effective as of June 14, 1998 and subsequently amended on September 1, 1998 upon the assumption of the responsibilities of President and Chief Executive Officer of the Corporation (the "Glenn Employment Agreement"). The term of the Glenn Employment Agreement was eighteen months commencing on September 1, 1998, with an automatic renewal of the agreement unless otherwise terminated. The Glenn Employment Agreement currently provides for an annual base salary of $270,500 (subject to annual review). It also provides for the payment of an annual performance bonus as disclosed under "Compensation of the Chief Executive Officer". The Glenn Employment Agreement further provides for a monthly car allowance and certain other standard health and dental insurance benefits. The Glenn Employment Agreement also provides that Mr. Glenn will be entitled to compensation of twelve months salary (less applicable withholdings) in the event that his employment is terminated by the Corporation without just cause. The Glenn Employment Agreement contains standard confidentiality and non-competition covenants in favour of the Corporation.

        The Corporation entered into an employment agreement with Irwin Studen (the "Studen Employment Agreement") effective as of February 20, 2001, pursuant to which Mr. Studen became the Senior Vice President, Finance, Chief Financial Officer and Corporate Secretary of the Corporation. The term of the Studen Employment Agreement is indefinite and it currently provides for the payment of an annual base salary of $200,000 (subject to annual review), plus a performance bonus in an amount equal to a target bonus of fifty percent of such base salary. The Studen Employment Agreement further provides for a monthly car allowance and certain other standard health and dental insurance benefits. Mr. Studen will be entitled to receive compensation in an amount equal to six months salary in the event that his employment is terminated without just cause, or in the event Mr. Studen resigns for cause as defined therein. The Corporation obtained standard confidentiality/non-disclosure covenants from Mr. Studen as a condition of his employment.

        The Corporation has also entered into an employment agreement with Mike H. Bennof, Senior Vice-President, Public Sector and Project Services, effective as of October 28, 1998 (the "Bennof Employment Agreement"). The Bennof Employment Agreement has no specified term and currently provides for an annual base salary of $195,000 (subject to annual review) and provides for the payment of an annual performance bonus in an amount equal to a target bonus of fifty percent of such base salary subject to the fulfillment of certain pre-determined goals. The Bennof Employment Agreement further provides for a monthly car allowance and certain other standard health and dental insurance benefits. The Bennof Employment Agreement also provides that Mr. Bennof will be entitled to compensation equal to six-months salary in the event that his employment is terminated by the Corporation without just cause. The Corporation obtained standard confidentiality/non-disclosure covenants from Mr. Bennof as a condition of his employment.

        The Corporation has also entered into an employment agreement with Jeff Jensen, Senior Vice-President, Client Services and Chief Operating Officer, effective as of March 7, 2001 (the "Jensen Employment Agreement"). The Jensen Employment Agreement has no specified term and currently provides for an annual base salary of $200,000 (subject to annual review) and provides for the payment of an annual performance bonus in an amount equal to a target bonus of fifty percent of such base salary subject to the fulfillment of certain pre-determined goals. The Jensen Employment Agreement further provides for a monthly car allowance and certain other standard health and dental insurance benefits. The Jensen Employment Agreement also provides that Mr. Jensen will be entitled to compensation as set out therein as follows: "Section 5.3 multiple base salary payments: If after the occurrence of an Initial Change of Control Event or Change in Control of the Corporation, (i) the Corporation terminates the Executive's employment hereunder (a) because of a Discharge Event, or (b) of any reason other than Cause or a discharge event (other than termination due to death or Disability), or (ii) the Executive resigns his employment for Reason, then the company will pay the Executive a lump sum termination payment equal to eighteen (18) months of his current base salary and bonus for the previous twelve months." The Corporation obtained standard confidentiality/non-disclosure covenants from Mr. Jensen as a condition of his employment.

        The Corporation has also entered into an employment agreement with John Romza, Senior Vice-President, Research & Development and Chief Technology Officer, effective as of March 7, 2001 (the "Romza Employment Agreement"). The Romza Employment Agreement has no specified term and currently provides for an annual base salary of $185,000 (subject to annual review) and provides for the payment of an annual performance bonus in an amount equal to a target bonus of fifty percent of such base salary subject to the fulfillment of certain pre-determined goals. The Romza Employment Agreement further provides for a monthly car allowance and certain other standard health and dental insurance benefits. The Romza Employment Agreement also provides that Mr. Romza will be entitled to compensation as set out therein as follows: "Section 5.3 multiple base salary payments: If after the occurrence of an Initial Change of Control Event or Change in Control of the Corporation, (i) the Corporation terminates the Executive's employment hereunder (a) because of a Discharge Event, or (b) of any reason other than Cause or a discharge event (other than termination due to death or Disability), or (ii) the Executive resigns his employment for Reason, then the company will pay the Executive a lump sum termination payment equal to eighteen (18) months of his current base salary and bonus for the previous twelve months." The Corporation obtained standard confidentiality/non-disclosure covenants from Mr. Romza as a condition of his employment.

        The Corporation has also entered into an employment agreement with Michael Meyer, Senior Vice-President, Business Development, effective as of April 28, 2004 (the "Meyer Employment Agreement"). The Meyer Employment Agreement has no specified term and currently provides for an annual base salary of $195,000 (subject to annual review) and provides for the payment of an annual performance bonus in an amount equal to a target bonus of fifty percent of such base salary subject to the fulfillment of certain pre-determined goals. The Meyer Employment Agreement further provides for a monthly car allowance and certain other standard health and dental insurance benefits. The Meyer Employment Agreement also provides that Mr. Meyer will be entitled to compensation equal to six-months salary in the event that his employment is terminated by the Corporation without just cause. The Corporation obtained standard confidentiality/non-disclosure covenants from Mr. Meyer as a condition of his employment.

Composition of the Compensation Committee

        The Compensation Committee is comprised of the following three directors: Kevin R. Brown, Terrence C. Burke and Mark A. Thierer. None of the members is an officer of the Corporation.

Report on Executive Compensation

        Each executive officer receives a base salary, which constitutes the largest share of the officer's compensation package. Base salary is recognition for discharging job responsibilities and reflects the officer's performance over time, as well as that individual's particular experience and qualifications. An individual's base salary is reviewed by the Compensation Committee on an annual basis and may be adjusted to take into account performance contributions for the year and to reflect sustained performance contributions over a number of years. See the section entitled "Employment Agreements". Executive officers are also eligible to receive discretionary performance bonuses as determined by the Board based on the terms of their employment contracts, each individual's responsibilities and performance, their achievement of corporate objectives and the Corporation's financial performance and are eligible to receive grants of stock options under the Option Plan based on their performance. See "Stock Option Plan" above.

        Long-term incentives are provided to executive officers through the award of stock options under the Corporation's Option Plan which entitles executive officers to the appreciation in the market value of the Corporation's Common Shares over a stated period of time. The Option Plan is intended to reinforce commitment to long-term growth in profitability and shareholder value by including stock options in the compensation program. The size of annual grants of stock options is dependent on an executive officer's level of responsibility, authority and importance to the Corporation and the degree to which such executive officer's long-term potential and contribution will be key to the long-term success of the Corporation.

        The composition and role of the Corporation's Compensation Committee is discussed below in Schedule "B" under the heading "Compensation".

Compensation of the Chief Executive Officer

        For the period ended December 31, 2005, Mr. Glenn's base salary was $270,500 and his incentive bonus compensation was $515,000 which was paid subsequent to the year-end. The base compensation was consistent with the Compensation Committee's belief in maintaining base salary and incentive payments for the Chief Executive Officer in-line with the marketplace of comparable companies and consistent with total corporate increases.

        Factors contributing to Mr. Glenn's incentive bonus compensation include "quantitative" financial factors (50%) and "qualitative" factors (50%). The quantitative factors were based on weightings of how the Corporation performed during the most recent financial period with respect to its budget, which was approved by the Board of Directors, and industry comparables. The specific financial factors, within the budget and industry comparables, and their respective weightings included comparisons to revenue growth (30%), EPS growth (60%) and EBITDA margin (10%). The industry comparables used were a weighting of healthcare IT companies (90%) and pharmacy benefit managers (10%).

        The qualitative factors used were a combination of leadership abilities and communication skills and were weighted equally.

Submitted by:

Kevin R. Brown
Terrence C. Burke
Mark A. Thierer

Performance Graph

        The following chart illustrates the Corporation's five-year cumulative total shareholder return for a $100 investment in Common Shares of the Corporation on January 2, 2001, versus the S&P/TSX 300 Composite Index:

Performance Graph — SXC versus the S&P/TSX 300
Composite Total Return Index

Compensation of Directors

        On January 14, 2003, the Board of Directors approved a modified director meeting compensation plan (the "Director Compensation Plan") as proposed by the Compensation Committee. The Director Compensation Plan was limited to further clarifying compensation for standing and ad-hoc committee meetings. In accordance with the Director Compensation Plan, Mr. Ryan receives an annual retainer of $12,500, a fee of up to $1,000 for each meeting of the Board of Directors and up to $500 for each meeting of a committee of the Board of Directors. Messrs. Burke, Brown, and Thierer each receive an annual retainer of U.S. $12,500, a fee of up to U.S. $1,000 for each meeting of the Board of Directors, a fee of up to U.S. $500 for each meeting of a committee of the Board of Directors and reimbursement of travel expenses incurred in connection with their respective attendances thereat. During calendar 2004, the annual retainer was increased for all directors to $12,500.

Directors and Officers Insurance

        The Corporation has agreed to indemnify its directors and officers against liabilities incurred by them as a result of acting as directors and officers of the Corporation to the extent permitted by the Canada Business Corporations Act.

        The Corporation has renewed its insurance effective September 30, 2005 for the protection of its directors and officers in the amount of $5,000,000, at a cost to the Corporation of $24,500 per year. The policy has a deductible of $50,000 per claim.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER
EQUITY COMPENSATION PLANS

        As at December 31, 2005, the securities authorized for issuance under the equity compensation plan for the Corporation are as follows:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(2)

Equity compensation plan approved by securityholders — Stock Option Plan(1)	6,810,335	$1.18	2,564,759

(1)
For a complete description of the Stock Option Plan, see "Executive Compensation — The Stock Option Plan".

(2)
There are no equity compensation plans that have not been approved by securityholders.

INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIORS OFFICERS

        None of the directors, executive officers or senior officers of the Corporation, and none of the associates or affiliates of any of the foregoing, is currently indebted to the Corporation or was indebted to the Corporation at any time since the beginning of the Corporation's most recently completed fiscal year.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

        The Corporation's board of directors and senior management consider good corporate governance to be central to the effective and efficient operation of Canadian corporations. Through the Corporate Governance Committee, the Board reviews, evaluates and modifies its governance program to ensure it is of the highest standard. The Board is satisfied that the Corporation's governance plan is consistent with legal and stock exchange requirements.

        During the past year, there have been several changes to the corporate governance disclosure requirements applicable to the Corporation. Specifically, the Canadian Securities Administrators introduced in final form National Instrument 58-101 — Disclosure of Corporate Governance Practices ("NI 58-101") and National Policy 58-201 — Corporate Governance Guidelines ("NP 58-201"), both of which came into force on June 30, 2005 and effectively replaced the corporate governance guidelines and disclosure policies of the Toronto Stock Exchange. Under NI 58-101, the Corporation is required to disclose certain information relating to its corporate governance practices. This information is set out in Schedule "B" to this Proxy Circular.

INTEREST OF MANAGEMENT AND OTHERS
IN MATERIAL TRANSACTIONS

        Except as otherwise set out herein, there have been no material transactions entered into since the beginning of the Corporation's last completed fiscal year, or proposed to be entered into by the Corporation that have or will materially affect the Corporation or any of the affiliates of the Corporation involving an officer or director of the Corporation, a proposed nominee for election as a director of the Corporation, the principal shareholder of the Corporation or any associate or affiliate of any of such persons.

APPOINTMENT OF AUDITORS

        Unless authority to vote has been withheld, the Management nominees named in the enclosed form of proxy intend to vote the Common Shares of the Corporation represented thereby for the appointment of KPMG LLP, Chartered Accountants, as auditors of the Corporation at a remuneration to be fixed by the directors, to hold office until the next annual meeting of shareholders. KPMG LLP has been the Corporation's auditors since 1995.

SHARE CONSOLIDATION

Reasons for the Share Consolidation

        Shareholders will be asked at the Meeting to approve a special resolution to consolidate all of the Corporation's issued and outstanding Common Shares on the basis of a ratio within the range of one post-consolidation Common Share for every three pre-consolidation Common Shares to one post-consolidation Common Share for every five pre-consolidation Common Shares (the "Consolidation"), with the ratio to be selected and implemented by the Corporation's board of directors, if at all, at any time prior to May 17, 2007. The number of pre-Consolidation shares in the ratio must be a whole number of Common Shares. The Consolidation remains subject to receipt of all necessary regulatory approvals, including approval of the TSX.

        If the Corporation's board of directors decides to implement the Consolidation, upon completion of the Consolidation the number of Common Shares issued and outstanding will be reduced from approximately 67,806,000 Common Shares as of March 17, 2006 to between approximately 13,561,200 and 22,602,000 shares, depending on the ratio selected by the Corporation's board of directors. The following table sets out the approximate percentage reduction in the number of outstanding Common Shares and the approximate number of Common Shares that would be outstanding as a result of a Consolidation at the ratios indicated:

Proposed Consolidation Ratio	Approximate Percentage Reduction in Number of Outstanding Common Shares	Approximate Number of Outstanding Common Shares (Post Consolidation)(1)

1 for 3	66.7%	22,602,000

1 for 4	75.0%	16,951,500

1 for 5	80.0%	13,561,200

(1)
Based on the number of common shares outstanding on March 17, 2006.

        On March 17, 2006, the closing price of the Common Shares on the Toronto Stock Exchange (the "TSX") was $4.04. Management believes that it is possible that the Common Shares trade at prices that may impact the desirability of purchasing the Common Shares and the ability of the Corporation to complete financings and acquisitions involving the issuance of Common Shares. Accordingly, management believes that a reduction in the number of outstanding Common Shares and stock options will increase the Corporation's flexibility and competitiveness in the market place and may make the Corporation's securities more attractive to potential investors. Management believes that a higher trading price for the Common Shares would be beneficial to the Corporation and its shareholders as it will enable the Corporation to attract interest from a broader range of institutional investors in Canada, the United States and elsewhere.

        The Corporation's board of directors believes that shareholder approval of the range of potential Consolidation ratios (rather than a single Consolidation ratio) provides the board of directors with maximum flexibility to achieve the desired results of the Consolidation. If the Share Consolidation Resolution is approved, the Consolidation will be implemented, if at all, only upon a determination by the Corporation's board of directors that the Consolidation is in the best interests of the Corporation and its shareholders at that time. In connection with any determination to implement a Consolidation, the Corporation's board of directors will set the timing for such a Consolidation and select the specific ratio from within the range of ratios set forth in the Share Consolidation Resolution. The board of directors' selection of the specific ratio will be based primarily on the price level of the Common Shares at that time and the expected stability of that price level. No further action on the part of shareholders will be required in order for the board of directors to implement the Consolidation. If the Corporation's board of directors does not implement the Consolidation before May 17, 2007, the authority granted by the Share Consolidation Resolution to implement the Consolidation on these terms will lapse and be of no further force or effect. The Share Consolidation Resolution will also authorize the board of directors to elect not to proceed with, and abandon, the Consolidation at any time if it determines, in its sole discretion, to do so. The board of directors would exercise this right if it determined that the Consolidation was no longer in the best interests of the Corporation and its shareholders.

        No further approval or action by or prior notice to shareholders will be required in order for the board of directors to abandon the Consolidation.

Certain Risks Associated with the Share Consolidation

        There can be no assurance that the total market capitalization of the Corporation's Common Shares (the aggregate value of all Common Shares at the then market price) immediately after the proposed Consolidation will be equal to or greater than the total market capitalization immediately before the proposed Consolidation or that the per share market price of the Common Shares following the Consolidation will remain higher than the per share market price immediately before the Consolidation or equal or exceed the direct arithmetical result of the Consolidation.

        There can be no assurance that any increase in the market price per Common Share of the Corporation resulting from the Consolidation will be sustainable or that it will equal or exceed the direct arithmetical result of the Consolidation (that is, from three to five times the pre-Consolidation price, depending on the ratio selected by the Corporation's board of directors) since there are numerous factors and contingencies which would affect such price, including the status of the market for the Common Shares at the time, the Corporation's reported results of operations in future periods, and general economic, stock market and industry conditions. For example, based on the closing price of the Common Shares on the Toronto Stock Exchange (the "TSX") on March 17, 2006 of $4.04 per share, if the Corporation's board of directors decided to implement the Consolidation and select a Consolidation ratio of one post-Consolidation share for every four pre-Consolidation shares, there can be no assurance that the post-Consolidation market price of the Common Shares would be $16.16 per share or greater.

        Accordingly, the total market capitalization of the Common Shares after the proposed Consolidation may be lower than the total market capitalization before the proposed Consolidation and, in the future, the market price of the Common Shares may not exceed or remain higher than the market price prior to the proposed Consolidation.

        A decline in the market price of the Common Shares after the Consolidation may result in a greater percentage decline than would occur in the absence of a Consolidation, and the liquidity of the Common Shares could be adversely affected following such a Consolidation.

        If the Consolidation is implemented and the market price of the Common Shares declines, the percentage decline may be greater than would occur in the absence of the Consolidation. The market price of the Common Shares will, however, also be based on the Corporation's performance and other factors, which are unrelated to the number of Common Shares outstanding. Furthermore, the liquidity of the Common Shares could be adversely affected by the reduced number of Common Shares that would be outstanding after the Consolidation.

No Fractional Shares to be Issued

        No fractional shares will be issued in connection with the Consolidation and, in the event that a shareholder would otherwise be entitled to receive a fractional share upon Consolidation, those shareholders shall have such fractional share cancelled. Except for any variances attributable to fractional shares, the change in the number of issued and outstanding Common Shares that will result from the Consolidation will cause no change in the capital attributable to the Common Shares and will not materially affect any shareholders' percentage ownership in the Corporation, even though such ownership will be represented by a smaller number of Common Shares. However, the Consolidation could lead to an increase in the number of shareholders who hold less than a board lot (100 shares), or board lots plus odd lots, and the cost to shareholders of transferring odd lots may be higher than the cost of transferring board lots.

Effect on Stock Options and Other Arrangements

        The exercise or conversion price and/or the number of Common Shares issuable under any outstanding convertible securities, including under outstanding stock options, rights and any other similar securities will be proportionately adjusted upon the implementation of the Consolidation, in accordance with the terms of such securities, based on the Consolidation ratio selected by the Corporation's board of directors.

Effect on Share Certificates

        If the proposed Consolidation is approved by shareholders and implemented by the Corporation's board of directors, registered shareholders will be required to exchange their share certificates representing pre-Consolidation Common Shares for new share certificates representing post-Consolidation Common Shares. Following the announcement by the Corporation of the Consolidation ratio selected by the board of directors and the effective date of the Consolidation, registered shareholders will be sent a transmittal letter from the Corporation's transfer agent, CIBC Mellon Trust Corporation, as soon as practicable after the effective date of the Consolidation. The letter of transmittal will contain instructions on how to surrender certificate(s) representing pre-Consolidation shares to the transfer agent.

        The transfer agent will forward to each registered shareholder who has sent the required documents a new share certificate representing the number of post-Consolidation Common Shares to which the shareholder is entitled. Until surrendered, each share certificate representing pre-Consolidation Common Shares will be deemed for all purposes to represent the number of whole post-Consolidation Common Shares to which the holder is entitled as a result of the Consolidation. If a registered shareholder would otherwise be entitled to receive a fractional share, such fractional share shall be deemed to have been cancelled as described above under the heading "No Fractional Shares to be Issued".

Procedure for Implementing Share Consolidation

        If the Share Consolidation Resolution is approved by shareholders, and the board of directors of the Corporation decides to implement the Consolidation, the Corporation will promptly file articles of amendment ("Articles of Amendment") with the Director under the Canada Business Corporations Act (the "CBCA") in the form prescribed by that Act to amend the Corporation's articles of incorporation. The Consolidation will become effective on the date shown in the certificate of amendment in connection therewith, or such other date indicated in the Articles of Amendment.

No Dissent Rights

        Under the CBCA, shareholders do not have dissent and appraisal rights with respect to the proposed Consolidation.

Vote Required and Recommendations of the Board of Directors

        The Share Consolidation Resolution is a special resolution. The text of the special resolution which will be submitted to the shareholders is set forth on Schedule "A" to this Management Information Circular.

        For the reasons indicated above, the board of directors and management of the Corporation believe the Consolidation is in the best interests of the Corporation and its shareholders and, accordingly, recommend that shareholders vote FOR the Share Consolidation Resolution. The Share Consolidation Resolution must be approved by at least two-thirds of the votes cast by the holders of Common Shares present in person or represented by proxy at the Meeting to be effective. The Share Consolidation Resolution provides that the board of directors of the Corporation may revoke the special resolution before the issuance of the certificate of amendment by the Director under the CBCA without the approval of the shareholders.

INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

        No person who has been a director or officer of the Corporation at any time since the beginning of its last completed fiscal year, no proposed nominee for election as a director, and no associate of any of the foregoing persons has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the meeting, except as disclosed in this Management Information Circular.

OTHER MATTERS WHICH MAY COME BEFORE THE MEETING

        Management of the Corporation knows of no matters to come before the meeting of shareholders other than as set forth in the Notice of Meeting. HOWEVER, IF OTHER MATTERS WHICH ARE NOT KNOWN TO MANAGEMENT OF THE CORPORATION SHOULD PROPERLY COME BEFORE THE MEETING, THE ACCOMPANYING PROXY WILL BE VOTED ON SUCH MATTERS IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PERSONS VOTING THE PROXY.

ADDITIONAL INFORMATION

        Additional information relating to the Corporation is available on SEDAR at www.sedar.com. Copies of the Corporation's comparative financial statements and accompanying Management's Discussion and Analysis for the fiscal year ended December 31, 2005 are available on SEDAR or shareholders may request copies to be sent to them without charge by contacting the Corporate Secretary of the Corporation at (905) 876-4741. Financial information with respect to the Corporation is provided in the Corporation's comparative financial statements and accompanying Management's Discussion and Analysis for the most recently completed financial year.

APPROVAL

        The contents and the sending of this Management Information Circular have been approved by the Board of Directors.

DATED as of March 17, 2006
(except as otherwise noted)

BY ORDER OF THE BOARD

Irwin P. Studen, Senior Vice President, Finance & Administration, Chief Financial Officer and Corporate Secretary

SCHEDULE "A"

Share Consolidation Resolution

BE IT RESOLVED as a special resolution of the shareholders of the Corporation that:

  (1)
  the articles of the Corporation be amended to consolidate the issued and outstanding common shares of the Corporation ("Common Shares"), on the basis of a consolidation ratio to be selected by the Corporation's board of directors, in its sole discretion, provided that (a) the ratio may be no smaller than one post-consolidation share for every three pre-consolidation shares and no larger than one post-consolidation share for every five pre-consolidation shares, and (b) the number of pre-consolidation shares in the ratio must be a whole number of Common Shares;

  (2)
  no fractional Common Shares shall be issued in connection with the consolidation and, in the event that a shareholder would otherwise be entitled to receive a fractional share upon consolidation, such shareholder shall have such fractional share cancelled;

  (3)
  the effective date of such consolidation shall be the date shown in the certificate of amendment issued by the Director appointed under the Canada Business Corporations Act (the "CBCA") or such other date indicated in the articles of amendment;

  (4)
  any director or officer of the Corporation is hereby authorized to execute and deliver, for and on behalf of the Corporation, all such documents and to do all such other acts and things as may be considered necessary or desirable to give effect to this resolution including, without limitation, the delivery of articles of amendment in the prescribed form to the Director appointed under the CBCA; and

  (5)
  notwithstanding the foregoing, the directors of the Corporation are hereby authorized, without further approval of the shareholders of the Corporation, to revoke this special resolution at any time prior to the endorsement by the Director appointed under the CBCA of a certificate of amendment.

SCHEDULE "B"

NATIONAL INSTRUMENT 58-101
DISCLOSURE OF CORPORATE GOVERNANCE PRACTICES

1.
Board of Directors

a.
Disclose the identity of the directors who are independent.

  Of the seven proposed members of the Board of Directors, six members are considered by the Board to be independent directors according to the definition of independence set out in Multilateral Instrument 52-110 Audit Committees ("MI 52-110"). In reaching this conclusion, the Board of Directors took the view that Messrs. Brown, Burke, Callaghan, Ryan, Reddon and Thierer are unrelated.

  b.
  Disclose the identity of directors who are not independent, and describe the basis for that determination.

  As Mr. Gordon S. Glenn is the President and Chief Executive Officer, he is not considered to be an independent director.

  c.
  Disclose whether or not a majority of directors are independent. If a majority of directors are not independent, describe what the board of directors does to facilitate its exercise of independent judgment in carrying out its responsibilities.

  The Board of Directors considers that six of the seven proposed directors are independent according to the definition of independence set out in MI 52-110.

  d.
  If a director is presently a director of any other issuer that is a reporting issuer (or the equivalent) in a jurisdiction or a foreign jurisdiction, identify both the director and the other issuer.

  The following directors are currently directors of other issuers that are reporting issuers (or the equivalent) in a jurisdiction of Canada or a foreign jurisdiction:

Name of Director	Issuer
Michael J. Callaghan	Ciphergen Biosystems Inc. (NASDAQ)
James Ryan	Excapsa Software Inc. (AIM)
  e.
  Disclose whether or not the independent directors hold regularly scheduled meetings at which non-independent directors and members of management are not in attendance. If the independent directors hold such meetings, disclose the number of meetings held since the beginning of the issuer's most recently completed financial year. If the independent directors do not hold such meetings describe what the board does to facilitate open and candid discussion among its independent directors.

        The Board of Directors and its committees meet as necessary in the absence of the President and CEO and other members of Management. Since the beginning of the fiscal year ended December 31, 2005, the independent directors of the Board held four such meetings. The Audit Committee also holds in camera sessions with only the external auditors present.

  f.
  Disclose whether or not the chair of the board is an independent director. If the board has a chair or lead director who is an independent director, disclose the identity of the independent chair or lead director, and describe his or her role and responsibilities. If the board has neither a chair that is independent nor a lead director that is independent, describe what the board does to provide leadership for its independent directors.

  The Chairman of the Board of Directors, Michael J. Callaghan, is an independent director. The Chairman of the Board is responsible for overseeing the performance by the Board of its duties, for communicating periodically with Committee chairs regarding the activities of their respective Committees, for assessing the effectiveness of the Board as a whole as well as individual Board members and for overseeing the management of the Corporation's business.

  g.
  Disclose the attendance record of each director for all board meetings held since the beginning of the issuer's most recently completed financial year.

  Since the beginning of the fiscal year ended December 31, 2005, the Board of Directors held eight meetings. The following chart shows the attendance record of each director at such board meetings:

Board Meeting	M. Callaghan	T. Burke	J. Ryan	K. Brown	G. Glenn

March 2, 2005	X	X	X	X	X

March 7, 2005	X	X	X	X	X

March 18, 2005	X	X			X

May 4, 2005	X	X			X

June 14, 2005	X		X	X	X

June 20, 2005	X	X	X		X

August 2, 2006	X	X	X		X

November 2, 2005	X	X		X	X

Note:

(1)
The attendance records of Messrs. Thierer and Reddon are not disclosed above because Mr. Thierer is a new member of the board (as of February 14, 2006) and Mr. Reddon is a new nominee to the Board of Directors of the Corporation.

2.
Board of Directors

  Disclose the text of the board's written mandate. If the board does not have a written mandate, describe how the board delineates its role and responsibilities.

  The Board of Directors is responsible to supervise the management of the business and affairs of the Corporation and to act with a view to the best interests of the Corporation. The Board of Directors has adopted a written mandate to formalize their oversight responsibilities, a copy of which is attached to this circular as Schedule "C". The Board of Director's mandate is fulfilled, either directly or indirectly, through the various standing committees of the Board of Directors, the Audit Committee, the Nominating Committee, the Corporate Governance Committee and the Compensation Committee. The Board of Directors also, from time to time, appoints ad-hoc committees to report to the Board of Directors on specific matters as they arise. In fulfilling its mandate, the Board of Directors, directly or through one of its committees, is responsible for the following:

  •
  the adoption of a strategic planning process for the Corporation, which includes the annual review of a business plan and budget presented by senior management;

  •
  the identification of the principal risks of the Corporation's business and ensuring the implementation of appropriate systems and management of these risks by undertaking thorough quarterly reviews of operations, sales, marketing and Audit Committee reports from management and by the Audit Committee reviewing the activities and findings of the Corporation's external auditors to identify the principal risks to the Corporation's business;

  •
  succession planning for the Corporation including the appointment, training and monitoring of senior management;

  •
  ensuring an appropriate communications policy for the Corporation is implemented; and

  •
  the integrity of the Corporation's internal control and management information systems.

3.
Position Description

a.
Disclose whether or not the board has developed written position descriptions for the chair and the chair of each board committee. If the board has not developed written position descriptions for the chair and/or the chair of each board committee, briefly described how the board delineates the role and responsibilities of each such position

  Pursuant to the Board's written mandate, the Board is responsible for developing position descriptions for the Chair of the Board and the chair of each Board committee.

  Chairman of the Board

  The Chairman of the Board is responsible for overseeing the performance by the Board of its duties, for communicating periodically with Committee chairs regarding the activities of their respective Committees, for assessing the effectiveness of the Board as a whole as well as individual Board members and for overseeing the management of the Corporation's business.

  Chairman of the Audit Committee

  The Chairman of the Audit Committee is responsible for overseeing the performance by the Audit Committee of its duties, for assessing the effectiveness of the Audit Committee and individual Audit Committee members and for reporting periodically to the Board.

  Chairman of the Nominating Committee

  The Chairman of the Nominating Committee is responsible for overseeing the performance by the Nominating Committee of its duties, for assessing the effectiveness of the Nominating Committee and individual Nominating Committee members and for reporting periodically to the Board.

  Chairman of the Corporate Governance Committee

  The Chairman of the Corporate Governance Committee is responsible for overseeing the performance by the Corporate Governance Committee of its duties, for assessing the effectiveness of the Corporate Governance Committee and individual Corporate Governance Committee members and for reporting periodically to the Board.

  Chairman of the Compensation Committee

  The Chairman of the Compensation Committee is responsible for overseeing the performance by the Compensation Committee of its duties, for assessing the effectiveness of the Compensation Committee and individual Compensation Committee members and for reporting periodically to the Board.

  b.
  Disclose whether or not the board and CEO have developed a written position description for the CEO. If the board and CEO have not developed such a position description, briefly describe how the board delineates the role and responsibilities of the CEO.

  The Board of Directors has developed a written position description for the CEO. The CEO is specifically charged with the responsibility for managing the strategic and operational agenda of the Corporation and for the execution of the directives and policies of the Board of Directors. The roles and responsibilities of the CEO include, among other things:

  (a)
  developing, together with the Board of Directors, the Corporation's strategic direction and monitoring same;

  (b)
  directing the overall business operations of the Corporation;

  (c)
  ensuring that the Board of Directors is kept appropriately informed of the overall business operations of the Corporation and major issues facing the Corporation;

  (d)
  having ultimate accountability for the development and execution of the strategy and policies of the Corporation and their communication to the Corporation's key internal and external shareholders;

  (e)
  having responsibility for the day-to-day operations of the Corporation, including the annual planning process, capital management, financial management, acquisitions, divestitures, etc., all of which must be accomplished within the strategic framework of the Corporation established by the Board of Directors;

  (f)
  having the responsibility for the employment, compensation, job descriptions, performance assessment, leadership development and succession planning of human resources;

  (g)
  representing the Corporation to its major shareholders, including investment and financial communities, governments, customers and the public;

  (h)
  bringing the following material decisions to the Board of Directors for their review and approval:

  (1)
  disposition of assets or cancellation of debt other than in the ordinary and normal course of business;

  (2)
  acquisition or initiation of a new business or undertaking or the assumption of any commitment, obligation or liability other than in the ordinary and normal course of business;

    (3)
    issuance or sale of securities of the Corporation or rights, options or warrants to acquire securities of the Corporation;

    (4)
    redemption or repurchase of securities of the Corporation;

    (5)
    declaration or payment of a dividend or other distribution in respect of any securities of the Corporation;

    (6)
    any transaction, contract, agreement, undertaking or arrangement with a person with whom the Corporation does not act at arm's length; and

    (7)
    any other transaction, contract, agreement, undertaking, commitment or arrangement, not in the ordinary and normal course of business which is or would be material in relation to the Corporation; and

  (i)
  presenting to the Board of Directors any material business issues resulting from communications with shareholders.

4.
Orientation and Continuing Education

a.
Briefly describe what measures the board takes to orient new directors regarding

i.
the role of the board, its committees and its directors; and

ii.
the nature and operation of the issuer's business.

  New directors are provided with customized presentations, investor packages, product literature and director insurance information. The information and presentations are tailored for each director depending on their familiarity with the operations of the Corporation and the industry generally.

  b.
  Briefly describe what measures, if any, the board takes to provide continuing education for its directors. If the board does not provide continuing education, describe how the board ensures that its directors maintain the skill and knowledge necessary to meet their obligations as directors.

  At each quarterly Board meeting, senior management provides the directors with an Audit Committee package and an in-depth presentation detailing the Corporation's most recent and historical financial results. In addition, the Corporation holds meetings for the Board of Directors at different company locations to maintain the Board's familiarity with the Corporation's operations. The Corporation has no formal policy of providing professional development courses to Board members, however, the Corporation does engage consultants on an as-needed basis to make presentations to the Board on matters relevant to the Corporation.

5.
Ethical Business Conduct

a.
Disclose whether or not the board has adopted a written code for the directors, officers and employees. If the board has adopted a written code:

i.
disclose how a person or company may obtain a copy of the code;

    The Corporation has adopted a Code of Business Conduct and Ethics which can be found on SEDAR at www.sedar.com. A copy of the Code of Business Conduct and Ethics can also be obtained by contacting the Corporate Secretary at 555 Industrial Drive, Milton, Ontario, L9T 5E1, telephone (416) 815-0700.

    ii.
    describe how the board monitors compliance with its code, or if the board does not monitor compliance, explain whether and how the board satisfies itself regarding compliance with its code;

    The Board is ultimately responsible for the implementation and administration of the Code of Business Conduct and Ethics and has designated a Compliance Officer for the day-to-day implementation and administration of the Code.

    iii.
    provide a cross-reference to any material change report filed since the beginning of the issuer's most recently completed financial year that pertains to any conduct of a director or executive officer that constitutes a departure from the code.

    There are no such reports.

  b.
  Describe any steps the board takes to ensure directors exercise independent judgment in considering transactions and agreements in respect of which a director or executive officer has a material interest.

  Under the Canada Business Corporations Act to which the Corporation is subject, a director or officer of the Corporation must disclose to the Corporation, in writing or by requesting that it be entered in the minutes of meetings of the Board of Directors, the nature and extent of any interest that he or she has in a material contract or material transaction, whether made or proposed, with the Corporation, if the director or officer: (a) is a party to the contract or transaction (b) is a director or an officer, or an individual acting in a similar capacity, of a party to the contract or transaction; or (c) has a material interest in a party to the contract or transaction. Subject to limited exceptions set out in the Canada Business Corporations Act, the director cannot vote on any resolution to approve the contract or transaction.

  Further, it is the policy of the Corporation that an interested director or officer recuse himself from the decision-making process pertaining to a contract or transaction in which he or she has an interest.

  c.
  Describe any other steps the board takes to encourage and promote a culture of ethical business conduct.

  The Corporation's Audit Committee has adopted a Whistleblower Policy establishing procedures for the submission of complaints and concerns regarding accounting, auditing and other matters.

6.
Nomination of Directors

a.
Describe the process by which the board identifies new candidates for board nomination.

  The Board of Directors has delegated to the Nominating Committee the responsibility to identify and recommend qualified individuals to become new members of the Board. In fulfilling this responsibility, the Nominating Committee considers: (i) the competencies and skills that the Board considers to be necessary for the Board, as a whole, to possess; (ii) the competencies and skills that the Board considers each existing director to possess; and (iii) the competencies and skills each new nominee will bring to the Board.

  b.
  Disclose whether or not the board has a nominating committee composed entirely of independent directors. If the board does not have a nominating committee composed entirely of independent directors, describe what steps the board takes to encourage an objective nomination process.

  All of the members of the Nominating Committee are independent according to the definition of "independence" set out in MI 52-110, with the exception of Gordon Glenn. Because the majority of the Nominating Committee is independent and functions in accordance with a detailed mandate, the Board of Directors of the Corporation believes it has encouraged an objective nomination process.

  c.
  If the board has a nominating committee, describe the responsibilities, powers and operation of the nominating committee.

  In addition to the responsibilities set out in (a) above, the mandate of the Nominating Committee includes the assessment of the competencies and skill of each existing director and to determine the appropriate size of the Board with a view to effective decision making.

  The Nominating Committee meets at least once a year and additional meetings are held as deemed necessary by the Committee Chair. The Nominating Committee has a written charter that sets out its mandate and responsibilities and authority to engage outside advisors as required.

7.
Compensation

a.
Describe the process by which the board determines the compensation for the issuer's directors and officers.

  The Compensation Committee is responsible for reviewing the adequacy and format of compensation to directors in light of the responsibilities and risks associated with directorship. With respect to the compensation of the Corporation's officers, see "Report on Executive Compensation" above.

  b.
  Disclose whether or not the board has a compensation committee composed entirely of independent directors. If the board does not have a compensation committee composed entirely of independent directors, describe what steps the board takes to ensure an objective process for determining such compensation.

  The Compensation Committee is composed entirely of independent directors according to the definition of "independence" as set out in MI 52-110.

  c.
  If the board has a compensation committee, describe the responsibilities, powers and operation of the compensation committee.

  The overall purpose of the Compensation Committee is to develop, monitor and assess the Corporation's approach to the compensation of its directors, senior officers and employees. Among other things, the Compensation Committee is responsible for: (i) reviewing the compensation practices and policies of the Corporation to ensure they are competitive and that they provide appropriate motivation for corporate performance and increased shareholder value; (ii) oversight of the administration of the Corporation's compensation programs, including equity-based compensation programs, and making recommendations to the Board regarding their adoption, amendment or termination; (iii) annually review and approve the annual base salary and bonus targets for senior executives of the Corporation other than the CEO; and (iv) review and approve annual corporate goals and objectives for the CEO and evaluate the CEO's performance and based on this evaluation, annually review and approve the CEO's annual base salary, bonus and any stock option grants or other awards.

  The Compensation Committee meets at least once a year and additional meetings are held as deemed necessary by the Committee Chair. The Compensation Committee has a written charter that sets out its mandate and responsibilities and authority to engage outside advisors as required.

  d.
  If a compensation consultant or advisor has, at any time since the beginning of the issuer's most recently completed financial year, been retained to assist in determining compensation for any of the issuer's directors and officers, disclose the identity of the consultant or advisor and briefly summarize the mandate for which they have been retained. If the consultant or advisor has been retained to perform any other work for the Issuer, state that fact and briefly describe the nature of the work.

  No compensation consultant or advisor was retained by the Corporation since the beginning of the fiscal year ended December 31, 2005.

8.
Other Board Committees

  If the board has standing committees other than the audit, compensation and nominating committees, identify the committees and describe their function.

  Other than the Audit Committee, the Compensation Committee, the Nominating Committee, the Board has established a Corporate Governance Committee. In addition to these regular committees, the Board may appoint ad hoc committees periodically to address issues of a more short-term nature.

  The key responsibilities of the Corporate Governance Committee is to develop and monitor the Corporation's overall approach to corporate governance issues and, subject to approval by full board the directors, to implement and administer a system of corporate governance which reflects superior standards of corporate governance practices and to continue to develop the Corporation's approach to corporate governance issues. In addition, the Corporate Governance Committee is to undertake an annual review of corporate governance issues and practices as they affect the Corporation and make a set of recommendations to the directors during each calendar year.

  In addition, the Corporation has established a Disclosure Committee comprised of the Chair of the Audit Committee, the President and CEO, and the Senior Vice-President, Finance and CFO. It is the policy of the Corporation that all disclosures made by the Corporation to its security holders and to the public generally should be accurate and complete in all material respects, should fairly present the Corporation's financial condition and the results and current status of its operations, and should be made on a timely basis as required by applicable law and stock exchange requirements. The purpose of the Disclosure Committee is to assist the Corporation in complying with this policy and to help ensure that adequate and appropriate controls and procedures are established to maintain compliance with this policy.

9.
Assessments

  Disclose whether or not the board, its committees and individual directors are regularly assessed with respect to their effectiveness and contribution. If assessments are regularly conducted, describe the process used for the assessments. If assessments are not regularly conducted, describe dhow the board satisfies itself that the board, its committees, and its individual directors are performing effectively.

  The Nominating and Corporate Governance Committees (in conjunction with the Chairman) annually review and assess the effectiveness of the Board as a whole, the membership of the Board committees, the mandates and activities of each committee and the contribution of individual directors and will make such recommendations to the Board arising out of such review as it deems appropriate.

SCHEDULE "C"
SYSTEMS XCELLENCE INC.
MANDATE OF THE BOARD OF DIRECTORS

Introduction

        The term "Corporation" or "SXC" herein shall refer to Systems Xcellence Inc. and the term "Board" shall refer to the board of directors of the Corporation. The Board is elected by the shareholders and is responsible for the stewardship of the business and affairs of the Corporation. The Board seeks to discharge such responsibility by reviewing, discussing and approving the Corporation's strategic planning and organizational structure and supervising management to oversee that the foregoing enhance and preserve the underlying value of the Corporation.

        Although directors may be elected by the shareholders to bring special expertise or a point of view to Board deliberations, they are not chosen to represent a particular constituency. The best interests of the Corporation as a whole must be paramount at all times.

Duties of Directors

        The Board discharges its responsibility for overseeing the management of the Corporation's business by delegating to the Corporation's senior officers the responsibility for day-to-day management of the Corporation. The Board discharges its responsibilities both directly and through its committees, the Audit Committee, the Nominating Committee, the Corporate Governance Committee and the Compensation Committee. In addition to these regular committees, the Board may appoint ad hoc committees periodically to address certain issues of a more short-term nature. In addition to the Board's primary roles of overseeing corporate performance and providing quality, depth and continuity of management to meet the Corporation's strategic objectives, principal duties include, but are not limited to the following categories:

Appointment of Management

1.
The Board has the responsibility for approving the appointment of Chief Executive Officer ("CEO") and all other senior management, and approving their compensation, following a review of the recommendations of the Compensation Committee. To the extent feasible, the Board shall satisfy itself as to the integrity of the CEO and other executive officers and that the CEO and other executive officers create a culture of integrity throughout the Corporation.

2.
The Board from time to time delegates to senior management the authority to enter into certain types of transactions, including financial transactions, subject to specified limits. Investments and other expenditures above the specified limits, and material transactions outside the ordinary course of business are reviewed by and subject to the prior approval of the Board.

3.
The Board oversees that succession planning programs are in place, including programs to appoint, train, develop and monitor management.

Board Organization

4.
The Board will respond to recommendations received from the Nominating and Corporate Governance Committees and the Compensation Committee, but retains the responsibility for managing its own affairs by giving its approval for its composition and size, the selection of the Chair of the Board, candidates nominated for election to the Board, committee and committee chair appointments, committee charters and director compensation.

5.
The Board may delegate to Board committees matters it is responsible for, including the approval of compensation of the Board and management, the conduct of performance evaluations and oversight of internal controls systems, but the Board retains it oversight function and ultimate responsibility for these matters and all other delegated responsibilities.

Strategic Planning

6.
The Board has oversight responsibility to participate directly, and through its committees, in reviewing, questioning and approving the mission of the business and its objectives and goals.

7.
The Board is responsible for adopting a strategic planning process and approving and reviewing, on at least an annual basis, the business, financial and strategic plans by which it is proposed that the Corporation may reach those goals, and such strategic plans will take into account, among other things, the opportunities and risk of the business.

8.
The Board has the responsibility to provide input to management on emerging trends and issues and on strategic plans, objectives and goals that management develops.

Monitoring of Financial Performance and Other Financial Reporting Matters

9.
The Board is responsible for enhancing congruence between shareholder expectations, corporate plans and management performance.

10.
The Board is responsible for:

(a)
adopting processes for monitoring the Corporation's progress toward its strategic and operational goals, and to revise and alter its direction to management in light of changing circumstances affecting the Corporation; and

(b)
taking action when Corporation performance falls short of its goals or other special circumstances warrant.

11.
The Board shall be responsible for approving the audited financial statements, interim financial statements and the notes and Management's Discussion and Analysis accompanying such financial statements.

12.
The Board is responsible for reviewing and approving material transactions outside the ordinary course of business and those matters which the Board is required to approve under the Corporation's governing statute, including the payment of dividends, issuance, purchase and redemptions of securities, acquisitions and dispositions of material capital assets and material capital expenditures.

Risk Management

13.
The Board has responsibility for the identification of the principal risks of the Corporation's business and ensuring the implementation of appropriate systems to effectively monitor and manage such risks with a view to the long-term viability of the Corporation and achieving a proper balance between the risks incurred and the potential return to the Corporation's shareholders.

14.
The Board is responsible for the Corporation's internal control and management information systems.

Policies and Procedures

15.
The Board is responsible for:

(a)
developing the Corporation's approach to corporate governance, including developing a set of corporate governance guidelines for the Corporation and approving and monitoring compliance with all significant policies and procedures related to corporate governance; and

(b)
approving policies and procedures designed to ensure that the Corporation operates at all times within applicable laws and regulations and to the highest ethical and moral standards and, in particular, adopting a written code of business conduct and ethics which is applicable to directors, officers and employees of the Corporation and which constitutes written standards that are reasonably designed to promote integrity and to deter wrongdoing.

16.
The Board enforces its policy respecting confidential treatment of the Corporation's proprietary information and Board deliberations.

17.
The Board is responsible for monitoring compliance with the Corporation's Code of Business Conduct and Ethics.

Communications and Reporting

18.
The Board has approved and will revise from time to time as circumstances warrant a Disclosure Policy and Continuous Disclosure Documents Guidelines to address communications with shareholders, employees, financial analysts, the media and such other outside parties as may be appropriate.

19.
The Board is responsible for:

(a)
overseeing the accurate reporting of the financial performance of the Corporation to shareholders, other security holders and regulators on a timely and regular basis;

(b)
overseeing that the financial results are reported fairly and in accordance with generally accepted accounting standards and related legal disclosure requirements;

(c)
taking steps to enhance the timely disclosure of any other developments that have a significant and material impact on the Corporation;

(d)
reporting annually to shareholders on its stewardship for the preceding year; and

(e)
overseeing the Corporation's implementation of systems which accommodate feedback from stakeholders.

Position Descriptions

20.
The Board is responsible for:

(a)
developing position descriptions for the Chair of the Board, the chair of each Board committee and the CEO (which will include delineating management's responsibilities);

(b)
approving the corporate goals and objectives that the CEO is responsible for meeting; and

(c)
developing a description of the expectations and responsibilities of directors, including basic duties and responsibilities with respect to attendance at Board meetings and advance review of meeting materials.

Orientation and Continuing Education

21.
The Board is responsible for:

(a)
ensuring that all new directors receive a comprehensive orientation, that they fully understand the role of the Board and its committees, as well as the contribution individual directors are expected to make (including the commitment of time and resources that the Corporation expects from its directors) and that they understand the nature and operation of the Corporation's business; and

  (b)
  providing continuing education opportunities for all directors, so that individuals may maintain or enhance their skills and abilities as directors, as well as to ensure that their knowledge and understanding of the Corporation's business remains current.

Nomination of Directors

22.
In connection with the nomination or appointment of individuals as directors, the Board is responsible for:

(a)
considering what competencies and skills the Board, as a whole, should possess;

(b)
assessing what competencies and skills each existing director possesses; and

(c)
considering the appropriate size of the Board, with a view to facilitating effective decision making.

In carrying out each of these responsibilities, the Board will consider the advice and input of the Nominating Committee.

23.
Director nominees shall be selected by a majority of the independent directors.

Board Evaluation

24.
The Board is responsible for ensuring that the Board, its committees and each individual director are regularly assessed regarding his, her or its effectiveness and contribution. An assessment will consider, in the case of the Board or a Board committee, its mandate or charter and in the case of an individual director, any applicable position description, as well as the competencies and skills each individual director is expected to bring to the Board.

Annual Review

25.
The Corporate Governance Committee shall review and reassess the adequacy of this Mandate at least annually and otherwise as it deems appropriate and recommend changes to the Board, as necessary. The Corporate Governance Committee will ensure that this Mandate or a summary that has been approved by the Corporate Governance Committee is disclosed in accordance with all applicable securities laws or regulatory requirements in the Corporation's annual management information circular or such other annual filing as may be permitted or required by applicable securities regulatory authorities.

Chairman of the Board

26.
The chairman of the Board shall be responsible for overseeing the performance by the Board of its duties, for communicating periodically with Committee chairs regarding the activities of their respective Committees, for assessing the effectiveness of the Board as a whole as well as individual Board members and for overseeing the management of the Corporation's business.

QuickLinks

SYSTEMS XCELLENCE INC. NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS
SYSTEMS XCELLENCE INC. MANAGEMENT INFORMATION CIRCULAR SOLICITATION OF PROXIES
PROXIES AND VOTING
NON-REGISTERED HOLDERS
REVOCATION OF PROXIES
VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS THEREOF
ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
Performance Graph — SXC versus the S&P/TSX 300 Composite Total Return Index
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIORS OFFICERS
STATEMENT OF CORPORATE GOVERNANCE PRACTICES
INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS
APPOINTMENT OF AUDITORS
SHARE CONSOLIDATION
INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON
OTHER MATTERS WHICH MAY COME BEFORE THE MEETING
ADDITIONAL INFORMATION
APPROVAL
SCHEDULE "A" Share Consolidation Resolution
SCHEDULE "B" NATIONAL INSTRUMENT 58-101 DISCLOSURE OF CORPORATE GOVERNANCE PRACTICES